OMX HOLDINGS, INC.

4295 Hamilton Mill Road
Suite 100
Buford, GA 30518

December 31, 2016

Edgar Woolard

107 Via Capri

Palm Beach Gardens, FL 33418

Dear Ed:

You are the holder of 2,000 shares of OMX Holdings, Inc. (“OMX”) Series A Preferred Stock (the “Series A Stock”) pursuant to which you are entitled to the payment of dividends on the Series A Preferred Stock as of the date hereof in the amount of $115,890 (the “Accrued Dividends”).

You have agreed to treat the Accrued Dividends as advances to OMX which shall bear interest and be repayable in accordance with the terms of a promissory note dated as of the date hereof in substantially the form of Exhibit A attached hereto.

Kindly indicate your agreement with the foregoing by signing below in the space provided for your name.

Very truly yours,

OMX HOLDINGS, INC.

By:
Walter Czarnecki
President & Chief Executive Officer

Consented and agreed to:

___________________

Edgar Woolard

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